Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Neil Berkman Associates (310) 477-3118 info@berkmanassociates.com	Company Contact: Daniel Bernstein President & CEO (201) 432-0463

Bel Agrees to Acquire TE Connectivity's
Transpower Magnetic Business

JERSEY CITY, N.J., November 29, 2012 -- Bel Fuse Inc. (NASDAQ:BELFA) (NASDAQ:BELFB) announced today that it has signed a definitive agreement to acquire the Transpower magnetics business of TE Connectivity.  Bel will pay approximately $22.4 million in cash to acquire the business, which had trailing twelve month revenue of approximately $75 million.  The acquisition is expected to be immediately accretive to Bel's earnings.  The transaction is expected to be completed in the first quarter of 2013.
"This acquisition, Bel's fourth in the past five months, advances our strategy to position the Company for long term growth and profitability.  Included in our purchase of the Transpower business are the ICM (integrated connector modules) family of products, including RJ45, 10/100 Gigabit, 10G, PoE/PoE+, MRJ21, RJ.5, a line of modules for smart-grid applications and discrete magnetics.  Bel will also receive a license to produce ICM products using TE's planar embedded magnetics technology," said Daniel Bernstein, Bel's President and CEO.
"We believe the acquisition of the Transpower business solidifies our position as the world-wide leader for ICM's.  The combination of the two businesses will create an exceptional portfolio of products and enhance Bel's leadership in the deployment of next generation ICM's," Bernstein said.
Bernstein added, "By selecting Bel as the acquiring company, TE demonstrates its confidence that Bel will provide the same high level of service to customers that continue to purchase from both our companies.  Demonstrating our commitment to this goal, Bel will retain the Changping, China manufacturing facility and key North American associates who support the business unit."
Houlihan Lokey and Stephens Inc. acted as financial advisors to Bel in this transaction.

About Bel
Bel (www.belfuse.com) and its divisions are primarily engaged in the design, manufacture, and sale of products used in networking, telecommunications, high-speed data transmission, commercial aerospace, military, transportation, and consumer electronics.  Products include magnetics (discrete components, power transformers and MagJack® connectors with integrated magnetics), modules (DC-DC converters, integrated analog front-end modules and custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (micro, circular and filtered D-Sub connectors, passive jacks, plugs and high-speed cable assemblies).  The Company operates facilities around the world.

Forward-Looking Statements
Except for historical information contained in this press release, the matters discussed in this press release (including the statements regarding the impact of the acquisition on earnings and on the Company's business and regarding growth opportunities) are forward looking statements that involve risks and uncertainties.  Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers; the continuing viability of sectors that rely on our products; the effects of business and economic conditions; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products; the Company's ability to integrate newly acquired businesses; and the risk factors detailed from time to time in the Company's SEC reports.  In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

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